Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2, dated as of July 18, 2008 (this “Amendment”), to the Agreement and Plan of Merger, dated as of March 17, 2008 and amended as of June 30, 2008 (the “Agreement”), is by and among CME Group Inc., a Delaware corporation (“CME Group”), CMEG NY Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of CME Group (“Merger Sub”), NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a wholly-owned Subsidiary of NYMEX Holdings (“NYMEX”).

RECITALS

WHEREAS, CME Group, Merger Sub, NYMEX Holdings and NYMEX desire to amend and supplement certain terms of the Agreement as described in this Amendment; and

WHEREAS, the Boards of Directors of CME Group, Merger Sub, NYMEX Holdings and NYMEX have each determined that the Amendment is consistent with, and will further, their respective business strategies and goals, and have deemed it advisable and in the best interests of their respective companies and stockholders that NYMEX Holdings merge with and into Merger Sub; and

WHEREAS, all capitalized terms not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Agreement, the Parties agree as follows:

1. Amendment to Section 1.1. Section 1.1 of the Agreement is hereby amended as follows:

(a) Each of the following definitions is deleted in its entirety: “Current Products”, “Designated Provisions”, “Designated Provisions Dispute”, “JAMS”, “Member Waiver and Release”, “Membership Purchase Agreement”, “Membership Purchase Offer”, “Membership Purchase Offer Documents”, “Minimum Condition”, “Quarterly Financial Tests”, “Trading Floor”, “Trading Floor Permits” and “Trading Structure Revisions”.

(b) The following definition is added immediately after the definition of “Closing Date”: “‘Closing NYMEX Class A Member’ has the meaning set forth in Section 6.1(c).”

(c) The following definition is added immediately after the definition of “Membership Interests”: “‘Membership Rights Payment’ has the meaning set forth in Section 6.16(a).”

(d) The following definitions are added immediately after the definition of “NYMEX”:

(i) “‘NYMEX Bylaws’ means the Bylaws of NYMEX as in effect on the date hereof.”

(ii) “‘NYMEX Charter’ means the Amended and Restated Certificate of Incorporation of NYMEX as in effect on the date hereof.”

(e) The definition of “NYMEX Holdings Identified Representations” is hereby amended and restated in its entirety as follows: “‘NYMEX Holdings Identified Representations’ means Section 3.3, Section 3.4, Section 3.5 and Section 3.11.”

(f) The following definition is added immediately after the definition of “Self-Regulatory Organization”: “‘Severance Benefit Waiver’ has the meaning set forth in Section 6.19.”

(g) The following definitions are added immediately after the definition of “Voting and Support Agreement”:

(i) “‘Waiver and Release’” has the meaning set forth in Section 6.1(b).”

(ii) “‘Waiver and Release Documents’” has the meaning set forth in Section 6.1(b).

2. Amendment to Section 1.9(a). Section 1.9(a)(iii)(1) of the Agreement is hereby amended by deleting the reference to “Section 7.2(e)” and replacing it with the reference to “Section 7.2(d)”.

3. Amendment to Section 1.10(a). Section 1.10(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Not less than twenty-six (26) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as CME Group shall specify (the “Election Form”) shall be mailed to each holder of record of shares of NYMEX Holdings Common Securities not greater than five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).”

4. Amendment to Section 1.13(a). Section 1.13(a) of the Agreement is hereby amended by deleting all references to “Section 7.2(e)” and replacing them with references to “Section 7.2(d)”.

5. Amendment to Section 3.3(f). Section 3.3(f) of the Agreement is hereby amended, solely for the purpose of the bring-down of such representation to the Closing Date as set forth in the condition contained in Section 7.2(b) of the Agreement, by deleting the clause “Except for the Membership Purchase Offer,” from the beginning of the third sentence.

6. Amendment to Section 3.4(c). Section 3.4(c) of the Agreement is hereby amended and restated in its entirety as follows, solely for the purpose of the bring-down of such representation to the Closing Date as set forth in the condition contained in Section 7.2(b) of the Agreement:

“The Board of Directors of NYMEX Holdings, at meetings duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of NYMEX Holdings and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) approving the Voting and Support Agreements, (iv) approving the Membership Rights Payments and (v) recommending that NYMEX Holdings’ stockholders adopt this Agreement.”

7. Amendment to Section 5.1. Section 5.1 of the Agreement is hereby amended as follows:

(a) Section 5.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities or Membership Interests, other than dividends or distributions by wholly owned NYMEX Holdings Subsidiaries to NYMEX Holdings or regular quarterly cash dividends by NYMEX Holdings consistent with past practice to holders of NYMEX Holdings Common Securities, which shall not exceed $0.10 per share per calendar quarter, (ii) split, combine or reclassify any of its Securities or Membership Interests or issue or propose or authorize the issuance of any other Securities, Membership Interests or Equity Rights in respect of, in lieu of, or in substitution for, shares of its Securities or Membership Interests, other than (A) the conversion of the NYMEX Holdings Series A-3 Common Stock and NYMEX Holdings Series B-3 Common Stock into NYMEX Holdings Common Stock pursuant to the terms of the Amended and Restated Certificate of Incorporation of NYMEX Holdings as in effect on the date of this Agreement or (B) issuances of NYMEX Holdings Common Stock in connection with the exercise of NYMEX Holdings Stock-Based Awards issued pursuant to a NYMEX Holdings Benefit Plan prior to the date of this Agreement or (iii) repurchase, redeem or otherwise acquire any Securities, Membership Interests or Equity Rights of NYMEX Holdings or any NYMEX Holdings Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities, Membership Interests or Equity Rights;”

(b) Section 5.1(f) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by NYMEX Holdings or any wholly owned NYMEX Holdings Subsidiary to or in NYMEX Holdings or any wholly owned NYMEX Holdings Subsidiary or (B) pursuant to any contract or other legal obligation existing at the date of this Agreement set forth on Section 5.1(f) of the NYMEX Holdings Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except (A) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness on customary commercial terms, but in all cases consistent with the Indebtedness being replaced, and (C) guarantees by NYMEX Holdings of Indebtedness of wholly-owned NYMEX Holdings Subsidiaries or guarantees by Subsidiaries of Indebtedness of NYMEX Holdings or (iii) other than as set forth in NYMEX Holdings’ capital budget, a copy of which was delivered to CME Group prior to the date hereof, make or commit to make any capital expenditure;”

(c) Section 5.1(v) of the Agreement is hereby amended by deleting the word “or” at the end of the section.

(d) A new Section 5.1(w) of the Agreement is hereby added (and, accordingly, former Section 5.1(w) of the Agreement hereby becomes Section 5.1(x) of the Agreement) as follows:

“modify, amend, waive, release or eliminate any Severance Benefit Waiver; or”

8. Amendment to Section 6.1. Section 6.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 6.1 Preparation and Mailing of NYMEX Member Meeting Notice.

(a) As promptly as reasonably practicable following the date hereof and concurrently with the preparation of the Joint Proxy Statement/Prospectus pursuant to Section 6.2 (Preparation and Mailing of the Joint Proxy Statement/Prospectus), NYMEX Holdings and NYMEX shall prepare, in form and substance reasonably satisfactory to CME Group, materials that shall constitute the special meeting notice relating to the matters to be submitted to the members of NYMEX at the NYMEX Member Meeting (the “NYMEX Member Meeting Notice”). The Boards of Directors of NYMEX Holdings and NYMEX

agree, subject to Section 6.6 (No Solicitation), (x) to use commercially reasonable efforts to seek the NYMEX Member Approval and (y) to not take or authorize any action or make any public statement in connection with the NYMEX Holdings Stockholders Meeting or the NYMEX Member Meeting inconsistent with the foregoing obligations.

(b) As promptly as practicable following July 18, 2008, CME Group shall prepare, in form and substance reasonably satisfactory to NYMEX Holdings and NYMEX, materials relating to the distribution of the Waiver and Release as may be necessary to facilitate the Membership Rights Payments, including without limitation, the waiver and release in the form attached hereto as Exhibit F (the “Waiver and Release” and, collectively, such materials, the “Waiver and Release Documents”).

(c) Promptly after the Effective Time, NYMEX shall and NYMEX Holdings shall cause NYMEX to mail to each owner of record of a NYMEX Class A Membership as of the close of business on the Closing Date (a “Closing NYMEX Class A Member”), the Waiver and Release Documents.

(d) Prior to the distribution by NYMEX Holdings or NYMEX of any written communications, including the Waiver and Release Documents and the NYMEX Member Meeting Notice, to the holders of the NYMEX Class A Memberships, CME Group and its Representatives shall be given a reasonable opportunity (but in any event no less than five (5) Business Days) to review and comment on such material written communications.”

9. Amendment to Section 6.2(a). Section 6.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“As promptly as reasonably practicable following the date hereof, CME Group and NYMEX Holdings shall prepare and file with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the stockholders of CME Group at the CME Group Stockholders Meeting and to the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and CME Group shall prepare and file the Form S-4. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as CME Group’s prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. CME Group and NYMEX Holdings shall cooperate with each other and provide to each other all information necessary in order to prepare the NYMEX Member Meeting Notice, the Membership Waiver and Release Documents, the Form S-4 and the Joint Proxy Statement/Prospectus, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.”

10. Amendment to Section 6.8. Section 6.8 of the Agreement is hereby amended and restated in its entirety as follows:

“Subject to Section 8.3 (Termination Fee), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except (a) with respect to Expenses of printing and mailing the Joint Proxy Statement/Prospectus, all filing and other fees paid to the SEC in connection with the Merger and all fees associated with the HSR Act, which shall be borne equally by CME Group and NYMEX Holdings and (b) if this Agreement is terminated pursuant to Section 8.1(c)(iv) (No Member Approval) and a fee is not payable pursuant to Section 8.3(b), then NYMEX Holdings shall reimburse CME Group for all of its Expenses up to a maximum amount of $25 million (the “Termination Expense Reimbursement”), within five (5) Business Days of receipt of a reasonably detailed written notice from CME Group requesting payment thereof. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Joint Proxy Statement/Prospectus and the Form S-4 and any amendments or supplements thereto, the Membership Waiver and Release Documents, the solicitation of the NYMEX Holdings Stockholder Approval, the CME Group Stockholder Approval, the NYMEX Member Approval and all other matters related to the transactions contemplated hereby.”

11. Amendment to Section 6.15. Section 6.15 of the Agreement is hereby amended and restated in its entirety as follows:

“NYMEX Holdings shall promptly advise CME Group orally and in writing of any litigation brought by (a) any stockholder of NYMEX Holdings against NYMEX Holdings and/or its directors or (b) any member of NYMEX or COMEX against NYMEX Holdings, NYMEX or COMEX and/or their respective directors, relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger and the Membership Rights Payments, and shall keep CME Group fully informed regarding any such litigation. NYMEX Holdings and NYMEX shall, and shall cause COMEX to, give CME Group the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to CME Group’s advice with respect to such litigation and shall not settle or offer to settle any such litigation without the prior written consent of CME Group (not to be unreasonably withheld, conditioned or delayed).”

12. Amendment to Section 6.16. Section 6.16 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 6.16 Membership Rights Payments.

(a) Subject to the terms and conditions of this Section 6.16, following the Effective Time, each Closing NYMEX Class A Member who executes and delivers a Waiver and Release within sixty (60) days following the Closing Date shall be entitled to receive $750,000 in cash in respect of each NYMEX Class A Membership owned of record by such Closing NYMEX Class A Member (each a “Membership Rights Payment” and, collectively, the “Membership Rights Payments”).

(b) Promptly after the Effective Time, CME Group shall cause to be deposited with a depositary agent appointed by CME Group, in trust for the benefit of the Closing NYMEX Class A Members who execute and deliver a Waiver and Release within sixty (60) days following the Closing Date, the amount of $612,000,000 in cash for the payment of the Membership Rights Payments. Upon receipt of a duly and validly executed Waiver and Release as determined by NYMEX, the depositary agent shall promptly pay the applicable Closing NYMEX Class A Member the Membership Rights Payment for each NYMEX Class A Membership owned by such Closing NYMEX Class A Member. NYMEX will determine in its sole discretion all questions as to the validity, eligibility (including time of receipt), and acceptance of the Waiver and Release. Any such determinations will be final and binding on all parties. NYMEX reserves the absolute right to reject the Waiver and Release if it determines that the Waiver and Release is not in proper form or the acceptance of such may, in NYMEX’s opinion, be unlawful. NYMEX also reserves the right to waive any defect or irregularity in the Waiver and Release, and NYMEX’s interpretation of the terms of the Waiver and Release will be final and binding on all parties. Any portion of the $612,000,000 deposited with the depositary agent in connection with the Membership Rights Payments for which a duly and validly executed Waiver and Release has not been received prior to the 61st day following the Closing Date shall be returned to CME Group.

(c) Following the Closing, the only rights and privileges of holders of NYMEX Class A Memberships will be those contained in the Amended and Restated Certificate of Incorporation of NYMEX and the Amended and Restated Bylaws of NYMEX, which shall take effect immediately following the Effective Time, and those contained in Section 6.16(a), (b) and (d) of this Agreement.

(d) Each Closing NYMEX Class A Member shall be a third-party beneficiary with respect to Section 6.16(a), (b) and (d) and the applicable provisions of Section 1.1 and Article IX to the extent necessary for the interpretation and enforcement of Section 6.16(a), (b) and (d).”

13. Amendment to Section 6.19. Section 6.19 of the Agreement is hereby added as follows:

“Section 6.19 Severance Benefit Waivers and Transaction Cost Reductions. Prior to the NYMEX Holdings Stockholders Meeting:

(a) the members of NYMEX Holdings’ management set forth on Schedule 6.19(a) shall have waived the right to receive severance benefits consisting of severance payments and tax gross-up payments under NYMEX Holdings’ Change in Control Severance Plan pursuant to the Form of Waiver attached hereto as Exhibit G (the “Severance Benefit Waivers”), which amount shall be equal to approximately $16.5 million, in the aggregate;

(b) NYMEX Holdings and Executive shall have duly and validly executed and delivered to CME Group each of the Severance Benefit Waivers in accordance with Section 6.19(a), and when so delivered, shall become a legal, valid and binding obligation of NYMEX Holdings and Executive, enforceable against them in accordance with its terms; and

(c) NYMEX Holdings shall deliver to CME Group evidence of reductions in transaction costs related to the Merger that are, in each case, reasonably satisfactory to CME Group, which shall amount to approximately $13.5 million in the aggregate, subject to adjustment as provided on Schedule 6.19(c).”

14. Amendment to Section 7.2. Section 7.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 7.2 Conditions to Obligations of CME Group and Merger Sub. The obligations of CME Group and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by CME Group, on or prior to the Closing Date of the following additional conditions:

(a) NYMEX Member Approval. NYMEX shall have obtained the NYMEX Member Approval; provided, that this condition shall be deemed waived in the event that this Agreement is not terminated pursuant to Section 8.1(c)(iv) within twenty (20) Business Days of the NYMEX Member Meeting (or any adjournment or postponement thereof).

(b) Representations and Warranties. Each of the representations and warranties of NYMEX Holdings and NYMEX set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect on NYMEX Holdings; provided, however, that, notwithstanding the foregoing, each of the NYMEX

Holdings Identified Representations shall be true and correct in all material respects, except that Section 3.3 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.3 taken as a whole). CME Group shall have received a certificate of the chief executive officer or the chief financial officer of NYMEX Holdings to such effect.

(c) Performance of Obligations of NYMEX Holdings. Each of NYMEX Holdings and NYMEX shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and CME Group shall have received a certificate of the chief executive officer or the chief financial officer of NYMEX Holdings and NYMEX to such effect.

(d) Tax Opinion. CME Group shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CME Group, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CME Group, Merger Sub and NYMEX Holdings will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CME Group, NYMEX Holdings and others.”

15. Amendment to Section 8.1(c). Section 8.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“by CME Group, if:

(i) Breach by NYMEX Holdings. NYMEX Holdings or NYMEX shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by NYMEX Holdings or NYMEX, as applicable, prior to the Outside Date or is not cured by the earlier of (x) thirty (30) Business Days following written notice to NYMEX Holdings or NYMEX by CME Group of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.2(b) or (c) (No Breach of Representations and Warranties; Performance of Obligations of NYMEX Holdings);

(ii) Violation of Non-Solicitation. NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.6 (No Solicitation);

(iii) Failure to Recommend or Change in Recommendation. Except if CME Group has exercised the Stockholder Vote Option pursuant to

Section 6.6(c) (No Solicitation), the Board of Directors of NYMEX Holdings shall (A) fail to authorize, approve or recommend the Merger, (B) effect a Change in Recommendation, or (C) in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to remain silent (except for issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act) or fail to recommend that NYMEX Holdings’ stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Section 14e-2(a) under the Exchange Act; or

(iv) No Member Approval. The NYMEX Member Approval shall not have been obtained; provided that such right to terminate pursuant to this Section 8.1(c)(iv) shall expire twenty (20) Business Days following the date of the NYMEX Member Meeting (or any adjournment or postponement thereof).”

16. Amendment to Section 8.3. Section 8.3 of the Agreement is hereby amended as follows:

(a) Section 8.3(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(x) if this Agreement is terminated (A) pursuant to Section 8.1(c)(i) (Breach by NYMEX Holdings) if the breach giving rise to such termination was willful, (B) pursuant to Section 8.1(b)(iii)(A) (No Stockholder Approval) or Section 8.1(c)(iv) (No Member Approval), or (C) pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of NYMEX Holdings contemplated by this Agreement at the NYMEX Holdings Stockholders Meeting having occurred or without a vote of the members of NYMEX contemplated by this Agreement at the NYMEX Member Meeting or otherwise, and in any such case of (A), (B) or (C) above, a Takeover Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of NYMEX Holdings (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Takeover Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), and (y) if within twelve (12) months after the date of such termination, NYMEX Holdings enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then NYMEX Holdings shall pay to CME Group the Termination Fee by the second (2nd) Business Day following the date NYMEX Holdings enters into a definitive agreement or consummates such transaction; provided, that, solely for purposes of this Section 8.3(a)(ii) and Section 8.3(b), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.6(d) (No Solicitation), except that all references to fifteen percent (15%) shall be changed to fifty percent (50%). The amount of any Termination Expense Reimbursement actually paid pursuant to Section 6.8 (Fees and Expenses) shall be credited against any Termination Fee payable under this Section 8.3(a)(ii).”

(b) Section 8.3(b) of the Agreement is hereby amended and restated in its entirety as follows:

“In the event NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.6 (No Solicitation), which breach has resulted in a Takeover Proposal being publicly announced or otherwise communicated to a member of senior management or the Board of Directors of NYMEX Holdings and (i) CME Group shall have not exercised its right to terminate this Agreement under Section 8.1(c)(ii) (Violation of Non-Solicitation) prior to a vote of the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting and (ii) this Agreement is terminated (x) pursuant to Section 8.1(b)(iii)(A) (No Stockholder Approval) or Section 8.1(c)(iv) (No Member Approval) or (y) pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of NYMEX Holdings contemplated by this Agreement at the NYMEX Holdings Stockholders Meeting having occurred or without a vote of the members of NYMEX contemplated by this Agreement at the NYMEX Member Meeting or otherwise, then NYMEX Holdings shall pay to CME Group, by wire transfer of immediately available funds, an amount equal to $50 million within three (3) Business Days following such termination; provided, however, that if within twelve (12) months after the date of such termination, NYMEX Holdings enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then NYMEX Holdings shall pay to CME Group the Termination Fee, less the amount of the fee described in this Section 8.3(b) to the extent already paid, by the second (2nd) Business Day following the date NYMEX Holdings enters into a definitive agreement or consummates such transaction.”

17. Amendment to Section 9.5(b). Section 9.5(b) of the Agreement is hereby amended and restated in its entirety as follows:

“This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.9 (Directors’ and Officers’ Indemnification and Insurance) and Section 6.16(a), (b) and (d) (Membership Rights Payment) (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).”

18. Amendment to Section 9.7. Section 9.7 of the Agreement is hereby amended and restated in its entirety as follows:

“Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. In addition, none of the third-party beneficiary rights set forth in Section 6.16(d) may be assigned, in whole or in part, by any of the Closing NYMEX Class A Members. Any purported assignment or delegation in violation of this Section 9.7 shall be null and void. Subject to the above, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.”

19. Amendment of Certificate of Incorporation of NYMEX. The Form of Amended and Restated Certificate of Incorporation of NYMEX attached to the Agreement as Exhibit C is hereby removed and replaced in its entirety with the Form of Amended and Restated Certificate of Incorporation of NYMEX attached hereto as Exhibit C.

20. Amendment of Bylaws of NYMEX. The Form of Amended and Restated Bylaws of NYMEX attached to the Agreement as Exhibit D is hereby removed and replaced in its entirety with the Form of Amended and Restated Bylaws of NYMEX attached hereto as Exhibit D.

21. Form of Waiver and Release. The Form of Waiver and Release attached to the Agreement as Exhibit F is hereby removed and replaced in its entirety with the Form of Waiver and Release attached hereto as Exhibit F.

22. Form of Waiver and Acknowledgment. The Form of Waiver and Acknowledgment is hereby attached hereto as Exhibit G.

23. Schedule 6.16. Schedule 6.16 to the Agreement is hereby deleted in its entirety.

24. Interpretation. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 through 24 of this Amendment. The provisions of the Agreement that have not been amended hereby shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

23. Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed to be a reference to the Agreement as amended by this Amendment.

24. Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

25. Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to its rules of conflicts of law.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above

CME GROUP INC.

By:	/s/ Terrence A. Duffy
Name:	Terrence A. Duffy
Title:	Executive Chairman

By:	/s/ Craig S. Donohue
Name:	Craig S. Donohue
Title:	Chief Executive Officer

CMEG NY INC.

By:	/s/ Kathleen M. Cronin
Name:	Kathleen M. Cronin
Title:	Secretary

NYMEX HOLDINGS, INC.

By:	/s/ Richard Schaeffer
Name:	Richard Schaeffer
Title:	Chairman of the Board

By:	/s/ James E. Newsome
Name:	James E. Newsome
Title:	President and Chief Executive Officer

NEW YORK MERCANTILE EXCHANGE, INC.

By:	/s/ Richard Schaeffer
Name:	Richard Schaeffer
Title:	Chairman of the Board

By:	/s/ James E. Newsome
Name:	James E. Newsome
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to the Merger Agreement]